Exhibit 5.1

LEHMAN & EILEN LLP.

Mission Bay Office Plaza

Suite 300

20283 State Road 7

Boca Raton, FL 33498
Tel: (561) 237-0804

Fax: (561) 237-0803

October 8, 2008

The Board of Directors

Propell Corporation

336 Bon Air Center, No. 352

Greenbrae, CA 94904

Re:  Registration Statement on Form S-1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Propell Corporation, a Delaware corporation (the “Company”), that is intended to register under the Securities Act of 1933, as amended (the “Securities Act”), 5,088,000 shares of the Company’s common stock (the “Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Delaware law 1,628,000 of the Shares have been duly authorized and are validly issued, fully paid and non-assessable and that 3,460,000 of the Shares will have been duly authorized and will be validly issued, fully paid and non-assessable upon the conversion of the Company’s convertible promissory notes.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Lehman & Eilen LLP

Lehman & Eilen LLP